SQUIRE	LEGAL	SQUIRE, SANDERS & DEMPSEY L.L.P.
SANDERS	COUNSEL	801 South Figueroa, 14th Floor
	WORLDWIDE	Los Angeles, California 90017-5554
Office: +1.213.624.2500
Fax: +1.213.630.4444
Direct Dial: +1.213.689.5128
rfrandsen@ssd.com

Exhibit 5.1/23.2

April 21, 2004

Richard R. McKinley

President and Interim CFO

Missouri River and Gold Gem Corp.

18101 Von Karman Avenue, Suite 330

Irvine, CA 92612

RE: Missouri River and Gold Gem Corp.'s Prospective Issuance of Common Stock as compensation to two (2) Consultants

Dear Mr. McKinley:

        I have been asked to act as counsel to Missouri River and Gold Gem Corp. ("MRGG") in connection with the registration with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") for shares of MRGG common stock that may be issued in connection with that certain Business Consulting Agreement (the "Consulting Agreement") with NeoTactix, Inc. and its principals, Mr. Scott W. Absher and Mr. George LeFevre, for 2,450,000 shares of MRGG common stock each (collectively, the "Shares"). I have acted as counsel to MRGG only on a limited basis in the past. In connection with that registration, I have reviewed the Unanimous Written Consent of the Company's Board of Directors, dated April 20, 2004, relating to the proposed issuance of the Shares, the MRGG Articles of Incorporation and amendments thereto, the MRGG Bylaws and amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion. In determining the amount of Shares outstanding, I have relied solely upon the disclosures set forth in MRGG's Annual Report on Form 10K filed with the Securities and Exchange Commission on February 19, 2004.

        Based upon such review, I am of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the Consulting Agreement, and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to MRGG, the Consulting Agreement or the Shares. In addition, I am not licensed to practice law in the State of Nevada.

        I consent to the filing of this opinion as Exhibit 5 to the Registration Statement, but I do not consent to any other use of this opinion without my prior written consent.

Very truly yours,

Squire, Sanders & Dempsey L.L.P.

By        /s/Russell M. Frandsen